UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 9, 2010

Ener1, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	001-34050	59-2479377
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1540 Broadway, Suite 25C, New York, New York		10036
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212 920-3500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On February 9, 2010, EnerDel, Inc. ("EnerDel"), a wholly owned subsidiary of Ener1, Inc., entered into a two-year lease (the "Lease") with Park 70 Partners, L.P. ("Landlord") for approximately two hundred eleven thousand five hundred (211,500) square feet of industrial space in the western half of Building 1 of the facility known as Access 70, located in Mount Comfort, Hancock County, Indiana ("Building 1"). The annual base rent under the two-year term of the Lease is Seven Hundred Eighty Thousand Dollars ($780,000). The Lease is filed herewith as an exhibit and is hereby incorporated by reference.

Pursuant to the Lease, EnerDel has a right of first refusal to lease additional space in Building 1, consisting of the remaining two hundred eleven thousand five hundred square feet (211,500). EnerDel also has an exclusive and irrevocable option to purchase Building 1 (the "Purchase Option"), which option expires on December 31, 2011 (the "Purchase Option Period"). If the Purchase Option is exercised on or before December 31, 2010, the purchase price would be $15.5 million, and will be subject to increase by $40,000 per month thereafter until the Purchase Option is exercised up to a maximum purchase price of $16 million. If EnerDel fails to exercise the Purchase Option by the expiration of the Purchase Option Period, Landlord has the right to require EnerDel to enter into a fifteen (15) year lease for all of Building 1.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ener1, Inc.

February 16, 2010	By:	/s/ Gerard A. Herlihy

Name: Gerard A. Herlihy
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Lease Agreement dated February 9, 2010